EXHIBIT 99

December 21, 2009

For Immediate Release

Tennessee Commerce Bancorp, Inc. Completes Registered Direct Offering

FRANKLIN, Tenn. — Tennessee Commerce Bancorp, Inc. (NasdaqGM: TNCC) announced today that on Friday, December 18, 2009, it closed a registered direct offering of 903,394 shares of its common stock to selected affiliate and non-affiliate investors. The common stock was offered without a placement agent, underwriter, broker or dealer directly to affiliates at a price of $3.65 per share and directly to non-affiliates at a price of $3.63 per share. The net proceeds from the offering were approximately $3.2 million. Tennessee Commerce Bancorp intends to use the net proceeds from the offering for general corporate purposes. The proceeds from this offering will improve the holding Company’s liquidity.

A shelf registration statement on Form S-3 relating to these securities was filed on July 20, 2009 and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering was filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the final prospectus supplement and accompanying base prospectus can be obtained at the Securities and Exchange Commission’s website at www.sec.gov or from Tennessee Commerce Bancorp, Inc. at 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the use of proceeds and our liquidity. We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors, including, without limitation, those factors as set forth in our filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.